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                                                                  Exhibit 3.1



                            CERTIFICATE OF AMENDMENT
                                       OF
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             VEECO INSTRUMENTS INC.

        It is hereby certified that:

     1. The name of the corporation (the "Corporation") is Veeco Instruments
Inc.

     2. Article 4 of the amended and restated certificate of incorporation of the Corporation, as amended to date (the "Certificate of Incorporation"), is hereby amended to read in its entirety as follows:

                "4. The corporation shall have authority to issue a total of 40,500,000 shares, to be divided into 40,000,000 shares of common stock with par value of $0.01 per share and 500,000 shares of preferred stock with par value of $0.01 per share."

     3. The amendment of the Certificate of Incorporation effective hereby and herein certified has been duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

Dated as of May 5, 2000

                                          VEECO INSTRUMENTS INC.


                                          By: /s/ GREGORY A. ROBBINS
                                              ----------------------------------
                                              Gregory A. Robbins
                                              Vice President and General Counsel